EXHIBIT (c)(1)


                                FILING AGREEMENT

          This Agreement, dated as of January 12, 1998, between Alliance Standard II L.L.C., a Delaware limited liability company, and Alliance Standard II Corp., a British Virgin Islands corporation ("Purchaser Corp."),

                          W I T N E S S E T H T H A T:

          WHEREAS, each of the parties hereto desires to participate in a tender offer to acquire up to $30,000,000 principal amount of outstanding 8.40% Subordinated Notes due 1993 (the "Notes") of American Capital Corporation, a Florida corporation ("ACC"), up to 1,100,000 outstanding shares of $3.75 Series A Preferred Stock, $1.00 par value(the "ACC Preferred Shares") of ACC, and up to 1,950,000 shares of Common Stock, par value $1.00 per share (together with the ACC Preferred Shares, the "Shares") of TransCapital Financial Corporation, a Delaware corporation, and

         WHEREAS, the parties have not yet determined the allocation between themselves of such Notes and Shares, and

         WHEREAS, Purchaser Corp. desires to hold any Notes and Shares purchased by it solely for passive investment purposes,

         NOW, THEREFORE, the parties hereto hereby agree as follows:

          1.   The parties shall jointly file a Tender Offer Statement on
               Schedule 14D-1, concurrently issue the Offer to Purchase contained therein and make the Offer.

          2. The parties will allocate between themselves at the time of the acceptance of Notes and Shares for payment any Notes or Shares purchased pursuant to the Offer. Each party will pay for and own separately the Notes and Shares allocated to it.

          3. Each party will bear its own expenses in connection with the Offer.

          4. The Purchasers have reserved the right to make independent determinations with respect to all matters requiring their determination in connection with the above conditions.

         5. Each party will be entitled to retain any profit, and will be obligated to bear any loss incurred by it with respect to the Notes and Shares owned by it.

         6. At the time of payment for Notes and Shares all collective action by the parties hereto shall cease, neither party hereto shall act for the other in any capacity and each party shall be permitted to take any actions with respect


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               to the Notes and Shares owned by it deemed necessary or
               appropriate by such party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


Alliance Standard II L.L.C.                 Alliance Standard II Corp.

By: LJ Investments, L.L.C., its
    managing member
    By:  JL Advisors II, LLC, its
         managing member
                                            By:  ______________________________
                                                       Keith R. Bish, Director


     By:  ____________________________
               Michael L. Lewittes,
               Member

By:  Jaffe Capital Management Group,
     LLC, member


     By:  _____________________________
             Robert S. Jaffe, Member



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